Exhibit 23.1

                  Consent of Independent Accountants


     We consent to the incorporation by reference in the registration statements of Micron Technology, Inc., on Forms S-8 (File Nos.
33-3686, 33-16832, 33-27078, 33-38665, 33-38926, 33-65050, 33-52653,
and 33-57887) of our report, which includes an explanatory paragraph regarding contingencies related to product and process technology, dated September 21, 1995, on our audits of the consolidated financial statements of Micron Technology, Inc., as of August 31, 1995, and September 1, 1994, and for each of the three years in the period ended August 31, 1995, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.



Boise, Idaho
September 21, 1995